Axos Financial, Inc. Reports Fiscal Year 2026 Results

LAS VEGAS, NV – (BUSINESS WIRE) – July 30, 2026 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the fourth fiscal quarter ended June 30, 2026. Net income was $124.9 million and diluted earnings per share (“EPS”) was $2.16 for the quarter ended June 30, 2026. Net income for the quarter ended June 30, 2025 was $110.7 million and diluted EPS was $1.92. Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures described further below, increased $34.4 million to $146.2 million and increased $0.59 to $2.53, respectively, for the quarter ended June 30, 2026, compared to $111.8 million and $1.94, respectively, for the quarter ended June 30, 2025.
Fourth Quarter Fiscal 2026 Financial Summary

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2026	2025	% Change
Net interest income	$317,890	$280,161	13.5%
Non-interest income	$61,877	$41,285	49.9%
Net income	$124,946	$110,675	12.9%
Adjusted earnings (Non-GAAP)[1]	$146,170	$111,814	30.7%
Diluted EPS	$2.16	$1.92	12.5%
Adjusted EPS (Non-GAAP)[1]	$2.53	$1.94	30.4%
[1] See “Use of Non-GAAP Financial Measures”
For the year ended June 30, 2026 net income was $490.4 million, an increase of $57.5 million from net income of $432.9 million for the year ended June 30, 2025. Diluted EPS was $8.48 for the year ended June 30, 2026, an increase of $1.05, or 14.1%, as compared to diluted EPS of $7.43 for the year ended June 30, 2025. For the year ended June 30, 2026 adjusted earnings (a non-GAAP financial measure) increased $69.1 million, and Adjusted EPS (a non-GAAP financial measure) increased $1.24.
“We ended our fiscal 2026 with solid results. Double digit year-over-year increases in net interest income and non-interest income resulted in a 12.5% and 17.6% increase in our diluted earnings per share and book value per share, respectively” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Our net interest margin remains best-in-class, fueled by solid loan growth across consumer and commercial lending categories. We closed the Jenius Bank acquisition in May, adding approximately $2.3 billion of deposits.”

“We continue to manage our non-interest expenses while investing in our businesses, technologies and people,” said Derrick Walsh, Chief Financial Officer of Axos. “Excluding a $21.0 million accrual related to a legal matter in Axos Clearing, our non-interest expenses for the three months ended June 30, 2026 were down by approximately $1.0 million compared to the prior quarter. We remain well reserved relative to our low level of credit losses, as reflected in our allowance for credit losses to total non-accrual loans of 221% at June 30, 2026. Excluding a $10.0 million net charge-off of a C&I cash flow loan we previously reserved for, our annualized net charge-offs to average loans would have been 0.09%, improved from the year ago quarter.”
Other Highlights
•Ending net loan balances were $25.6 billion at June 30, 2026, reflecting a net change in loans of $637.9 million for the three months ended June 30, 2026
•Non-performing assets to total assets were 0.53% as of June 30, 2026, down from 0.71% as of June 30, 2025
•Non-interest income was $61.9 million for the three months ended June 30, 2026, up 49.9% from $41.3 million for the three months ended June 30, 2025
•Total deposits were $24.6 billion at June 30, 2026, an increase of $3.7 billion, or 17.9%, from $20.8 billion at June 30, 2025, including a deposit acquisition of approximately $2.3 billion, which closed in the three months ended June 30, 2026

•Assets under custody and/or administration at Axos Clearing LLC increased to $47.8 billion at June 30, 2026, compared to $39.4 billion at June 30, 2025
•The Company repurchased $22.0 million of Axos common stock during the three months ended June 30, 2026, at an average price of $87.95 per share
•Book value per share increased to $55.81 at June 30, 2026, up 17.6% from $47.46 at June 30, 2025
•On July 20, 2026, we closed the previously announced acquisition of Arc Technologies, Inc., a cash management platform for small businesses
Fourth Quarter Fiscal 2026 Income Statement Summary
Net income was $124.9 million and diluted EPS was $2.16 for the three months ended June 30, 2026, compared to net income of $110.7 million and diluted EPS of $1.92 for the three months ended June 30, 2025. Net interest income increased $37.7 million, or 13.5%, for the three months ended June 30, 2026, compared to the three months ended June 30, 2025, primarily due to an increase in interest income earned on loans, partially offset by a decrease on interest income on deposits in other financial institutions and increases in interest expense on advances from the Federal Home Loan Bank and on secured financings.
The provision for credit losses was $17.9 million for the three months ended June 30, 2026, compared to $15.0 million for the three months ended June 30, 2025. The provision for credit losses for the three months ended June 30, 2026, was primarily driven by loan growth and an increase in specific reserves on individually assessed loans, partially offset by an improved macroeconomic outlook reflected in the forecast scenarios used in the allowance for credit losses model.
Non-interest income increased to $61.9 million for the three months ended June 30, 2026, compared to $41.3 million for the three months ended June 30, 2025. The increase was primarily due to operating lease rental and other income from the acquisition of Verdant Commercial Capital, LLC (“Verdant”) and higher prepayment penalty income, partially offset by the absence of a $12.0 million gain recognized on a loan sale in the prior year quarter.
Non-interest expense, comprised of various operating expenses, increased $55.3 million to $205.9 million for the three months ended June 30, 2026, from $150.7 million for the three months ended June 30, 2025. The increase was primarily due to a $21.0 million accrual related to a FINRA arbitration matter in the three months ended June 30, 2026, increased depreciation and amortization expense, mainly attributable to the Verdant and deposit acquisitions, and an increase in salaries and related costs.
Balance Sheet Summary
Axos’ total assets increased by $5.2 billion, or 20.9%, to $30.0 billion, at June 30, 2026, from $24.8 billion at June 30, 2025, primarily attributable to an increase in loans and securities available-for-sale, partially offset by lower cash and cash equivalents. Total liabilities increased by $4.7 billion, or 21.2%, to $26.8 billion at June 30, 2026, from $22.1 billion at June 30, 2025, primarily attributable to higher deposit balances, as well as secured financings assumed as part of the Verdant acquisition. Stockholders’ equity increased $485.7 million, or 18.1%, to $3.2 billion at June 30, 2026, from $2.7 billion at June 30, 2025, primarily due to net income of $490.4 million.
Conference Call
A conference call and webcast will be held on Thursday, July 30, 2026, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until August 30, 2026 at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13761332.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $30.0 billion in consolidated assets as of June 30, 2026, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $47.8 billion of assets under custody and/or administration as of June 30, 2026, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index, among other indices. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: the Banking Business Segment and the Securities Business Segment. In order to reconcile the two segments to the consolidated totals, the Company includes corporate activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business Segment and non-interest expense incurred by the Banking Business Segment for cash sorting fees related to deposits sourced from Securities Business Segment customers.
The following tables present the operating results of the segments:

	For the Three Months Ended June 30, 2026
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$311,974	$10,980	$(5,064)	$317,890
Provision for credit losses	17,850	—	—	17,850
Non-interest income	40,688	30,659	(9,470)	61,877
Non-interest expense	151,994	53,120	831	205,945
Income before income taxes	$182,818	$(11,481)	$(15,365)	$155,972

	For the Three Months Ended June 30, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$276,701	$7,215	$(3,755)	$280,161
Provision for credit losses	14,997	—	—	14,997
Non-interest income	22,226	29,621	(10,562)	41,285
Non-interest expense	122,369	29,942	(1,659)	150,652
Income before income taxes	$161,561	$6,894	$(12,658)	$155,797

	For the Year Ended June 30, 2026
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$1,231,118	$35,675	$(19,883)	$1,246,910
Provision for credit losses	101,105	—	—	101,105
Non-interest income	149,965	120,816	(37,198)	233,583
Non-interest expense	582,702	141,104	8,912	732,718
Income before income taxes	$697,276	$15,387	$(65,993)	$646,670

	For the Year Ended June 30, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$1,114,173	$28,431	$(14,832)	$1,127,772
Provision for credit losses	55,745	—	—	55,745
Non-interest income	46,430	119,138	(34,502)	131,066
Non-interest expense	473,545	114,627	1,526	589,698
Income before income taxes	$631,313	$32,942	$(50,860)	$613,395

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For the Three Months Ended June 30,		For the Year Ended June 30,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Net income	$124,946	$110,675	$490,372	$432,908
Favorable legal settlement[1]	—	—	(22,000)	—
FINRA arbitration matter	21,000	—	21,000	—
Acquisition-related costs[2]	5,495	1,604	13,689	7,408
Other costs[3]	—	—	—	(1,878)
Verdant acquisition - Provision for credit losses	—	—	7,765	—
Income tax effect	(5,271)	(465)	(4,944)	(1,627)
Adjusted earnings (Non-GAAP)	$146,170	$111,814	$505,882	$436,811

Average dilutive common shares outstanding	57,737,351	57,558,280	57,837,761	58,241,421

Diluted EPS	$2.16	$1.92	$8.48	$7.43
Favorable legal settlement[1]	—	—	(0.38)	—
FINRA arbitration matter	0.36	—	0.36	—
Acquisition-related costs[2]	0.10	0.03	0.24	0.13
Other costs[3]	—	—	—	(0.03)
Verdant acquisition - Provision for credit losses	—	—	0.13	—
Income tax effect	(0.09)	(0.01)	(0.09)	(0.03)
Adjusted EPS (Non-GAAP)	$2.53	$1.94	$8.74	$7.50
1 Favorable legal settlement reflects the recognition of a legal settlement in the Company’s favor reached in March 2026.
2 Acquisition-related costs includes amortization of intangible assets, and for the year ended June 30, 2026, also includes $1.3 million of acquisition-related costs associated with the Verdant acquisition.
3 Other costs primarily reflects the payment of a legal judgment at an amount less than previously accrued.

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

(Dollars in thousands, except per share amounts)	June 30, 2026	June 30, 2025	June 30, 2024
Common stockholders’ equity	$3,166,418	$2,680,677	$2,290,596
Less: servicing rights, carried at fair value	25,653	27,218	28,924
Less: goodwill and other intangible assets—net	249,317	134,502	141,769
Tangible book value (Non-GAAP)	$2,891,448	$2,518,957	$2,119,903

Common shares outstanding at end of period	56,734,049	56,483,617	56,894,565

Book value per common share	$55.81	$47.46	$40.26
Less: servicing rights, carried at fair value per common share	0.45	0.48	0.51
Less: goodwill and other intangible assets—net per common share	4.40	2.38	2.49
Tangible book value per common share (Non-GAAP)	$50.96	$44.60	$37.26
Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	June 30, 2026	June 30, 2025	June 30, 2024
Selected Balance Sheet Data:
Total assets	$29,961,869	$24,783,078	$22,855,334
Loans—net of allowance for credit losses	25,595,403	21,049,610	19,231,385
Allowance for credit losses	347,375	290,049	260,542
Available-for-sale securities	803,667	66,008	141,611
Securities borrowed	163,462	139,396	67,212
Customer, broker-dealer and clearing receivables	347,944	252,720	240,028
Total deposits	24,565,392	20,829,543	19,359,217
Advances from the Federal Home Loan Bank	154,000	60,000	90,000
Secured financings	576,680	—	—
Borrowings, subordinated notes and debentures	342,915	312,671	325,679
Securities loaned	194,729	139,426	74,177
Customer, broker-dealer and clearing payables	365,792	350,606	301,127
Total stockholders’ equity	$3,166,418	$2,680,677	$2,290,596

Common shares outstanding at end of period	56,734,049	56,483,617	56,894,565
Common shares issued at end of period	71,939,630	71,101,642	70,221,632

Per Common Share Data:
Book value per common share	$55.81	$47.46	$40.26
Tangible book value per common share (Non-GAAP)[1]	$50.96	$44.60	$37.26

Capital Ratios:
Equity to assets at end of period	10.57%	10.82%	10.02%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	9.94%	10.73%	9.43%
Common equity tier 1 capital (to risk-weighted assets)	11.76%	12.52%	12.01%
Tier 1 capital (to risk-weighted assets)	11.76%	12.52%	12.01%
Total capital (to risk-weighted assets)	14.39%	15.28%	14.84%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	9.24%	10.23%	9.74%
Common equity tier 1 capital (to risk-weighted assets)	10.93%	12.42%	12.74%
Tier 1 capital (to risk-weighted assets)	10.93%	12.42%	12.74%
Total capital (to risk-weighted assets)	12.10%	13.70%	13.81%
Axos Clearing LLC:
Net capital	$96,923	$86,996	$101,462
Excess capital	$89,854	$81,834	$96,654
Net capital as a percentage of aggregate debit items	27.42%	33.71%	42.21%
Net capital in excess of 5% aggregate debit items	$79,250	$74,091	$89,442

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended		As of or for the Year Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Selected Income Statement Data:
Interest and dividend income	$499,130	$442,413	$1,956,952	$1,815,465
Interest expense	181,240	162,252	710,042	687,693
Net interest income	317,890	280,161	1,246,910	1,127,772
Provision for credit losses	17,850	14,997	101,105	55,745
Net interest income, after provision for credit losses	300,040	265,164	1,145,805	1,072,027
Non-interest income	61,877	41,285	233,583	131,066
Non-interest expense	205,945	150,652	732,718	589,698
Income before income taxes	155,972	155,797	646,670	613,395
Income tax expense	31,026	45,122	156,298	180,487
Net income	$124,946	$110,675	$490,372	$432,908

Weighted average number of common shares outstanding:
Basic	56,729,416	56,392,620	56,656,722	56,862,630
Diluted	57,737,351	57,558,280	57,837,761	58,241,421

Per Common Share Data:
Net income:
Basic	$2.20	$1.96	$8.66	$7.61
Diluted	$2.16	$1.92	$8.48	$7.43
Adjusted earnings per common share (Non-GAAP)[1]	$2.53	$1.94	$8.74	$7.50

Performance Ratios and Other Data:
Growth in loans held for investment, net	$637,867	$855,980	$4,545,793	$1,818,225
Loan originations for sale	$62,144	$42,487	$240,355	$199,845
Return on average assets	1.69%	1.85%	1.76%	1.82%
Return on average common stockholders’ equity	15.69%	16.85%	16.32%	17.30%
Interest rate spread[2]	3.81%	3.97%	3.93%	3.97%
Net interest margin[3]	4.54%	4.84%	4.70%	4.90%
Net interest margin[3] – Banking Business Segment	4.56%	4.88%	4.74%	4.95%
Efficiency ratio[4]	54.23%	46.87%	49.49%	46.84%
Efficiency ratio[4] – Banking Business Segment	43.10%	40.94%	42.19%	40.80%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.25%	0.16%	0.18%	0.13%
Non-accrual loans to total loans	0.60%	0.79%	0.60%	0.79%
Non-performing assets to total assets	0.53%	0.71%	0.53%	0.71%
Allowance for credit losses - loans to total loans held for investment	1.34%	1.36%	1.34%	1.36%
Allowance for credit losses - loans to non-accrual loans	221.07%	170.23%	221.07%	170.23%
1     See “Use of Non-GAAP Financial Measures.”
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.